CONTACT: River Oaks Partnership Services, Inc.
         (888) 349-2005 (toll free)


FOR IMMEDIATE RELEASE


         DENVER, COLORADO, September 5, 2000--As previously announced, AIMCO Properties, L.P. is tendering for any and all units of limited partnership interest in the partnerships set forth below, subject to the terms of the respective Offers to Purchase (the "Offers"). AIMCO Properties, L.P. has extended the expiration date of each of the Offers. The expiration date for each of the Offers has been extended to 5:00 p.m., New York time, on Wednesday, September 20, 2000. The Offers were previously scheduled to expire at various dates at 5:00 p.m., New York time, from Tuesday, September 5, 2000 through Friday, September 8, 2000.

         AIMCO Properties, L.P. has reported, based on information provided by the Information Agent for the Offer, that as of the close of business on September 1, 2000, the approximate number of units set forth below had been tendered pursuant to each of the Offers.


                                                                        PURCHASE PRICE      NUMBER OF
        NAME OF PARTNERSHIP                                                 PER UNIT      UNITS TENDERED
        -------------------                                             --------------    --------------
Angeles Opportunity Properties Ltd.                                         $ 368.00          113.00

Angeles Partners IX                                                           352.00          100.00

Angeles Partners X                                                            134.00          163.00

Angeles Partners XIV                                                            0.55          373.00

Century Properties Fund XVIII                                                  95.00          379.00

Century Properties Growth Fund XXII                                           526.00          895.00

Consolidated Capital Institutional Properties I                               421.00          685.50

Consolidated Capital Institutional Properties II                               31.00        4,630.70

Davidson Diversified Real Estate I                                          3,305.00            8.80

Davidson Diversified Real Estate III                                        1,975.00           11.75

Davidson Growth Plus LP                                                       486.00          277.50

Fox Strategic Housing Income Partners                                         198.00          119.00

Multi-Benefit Realty Fund '87 Class A                                          62.00          202.00

Multi-Benefit Realty Fund '87 Class B                                          16.00           20.00

National Property Investors 4                                                 271.00          125.00

National Property Investors 5                                                  70.00          402.00

National Property Investors 6                                                 192.00          339.00

National Property Investors 7                                                 242.80          205.00

National Property Investors 8                                                 153.00           17.00

Shelter Properties I                                                          835.00           46.00

Shelter Properties II Limited Partnership                                     588.00          350.00

Shelter Properties III Limited Partnership                                    264.00          855.00

Shelter Properties V Limited Partnership                                      576.00           88.00

Shelter Properties VII Limited Partnership                                    597.00          303.00



         For further information, please contact River Oaks Partnership Services, Inc. at (888) 349-2005 (toll free), which is acting as the Information Agent for the Offers.